EXHIBIT A

February 26, 2008

CONFIDENTIAL

Harbinger Capital Partners Master Fund I, Ltd.

c/o International Fund Services Limited

Third Floor, Bishop's Square Redmond's Hill

Dublin 2 L2, Ireland

Ladies and Gentlemen:

You have requested that Spectrum Brands, Inc. (the “Company”) furnish you with certain information concerning the Company to enable you to make a determination whether to initiate a process for the negotiated acquisition of certain assets of the Company (the “Transaction”). As a condition to the Company furnishing such information to you, you agree, subject to the terms, conditions and limitations contained in this letter agreement, to treat confidentially such information concerning the Company furnished by the Company or its subsidiaries, directors, officers, employees, affiliates, agents, advisors or representatives (collectively, the “Company's Representatives”) to you or Your Representatives (as defined below), whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether documentary, computerized or otherwise, whether prepared by you or Your Representatives, which contain or otherwise reflect such information (collectively, the “Evaluation Material”). You further agree that any and all Evaluation Material which could be used by you to compete with the Company will not be used by you for such purposes under any circumstances. The term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a breach of this letter agreement by you or Your Representatives, (ii) is already in the possession of you or Your Representatives or becomes available to you or Your Representatives from a source other than the Company or the Company's Representatives, provided that such source is not known by you or Your Representatives at the time of disclosure to you or Your Representatives to be bound by a confidentiality agreement with the Company or is not otherwise known by you to be prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iii) is or has been independently acquired or developed by you or one of Your Representatives without using any Evaluation Material or violating any of your obligations hereunder. “Your Representatives” means any of your directors, officers, employees, affiliates, potential financing sources, agents, representatives or advisors or any funds managed by you or any of your affiliates, as well as any of your majority-owned portfolio companies and any of their directors, officers, employees, affiliates, potential financing sources, agents, representatives or advisors. You understand that the Company has made no decision to pursue a Transaction.

You hereby agree that:

1.            You and Your Representatives (i) will keep the Evaluation Material confidential and will not, without the prior written consent of the Company, disclose any Evaluation Material in any manner whatsoever, in whole or in part, and (ii) will not use any Evaluation Material other than solely in connection with your evaluation of the Transaction; provided, however, that you may disclose the Evaluation Material or portions thereof as follows: (i) to Your Representatives (a) who need to know the Evaluation Material for the purpose of evaluating the Transaction on your behalf and (b) who are informed by you of the confidential nature of the Evaluation Material, (ii) as expressly contemplated by this letter agreement, including without limitation, if required by applicable law, regulation or a legal process and (iii) in all other cases, if the Company gives its prior written consent to such disclosure. Notwithstanding anything to the contrary, it is understood by the Company that you or Your Representatives (including through one of your majority-owned portfolio companies) may following the Standstill Period (as defined below)  engage in any activity otherwise prohibited by paragraph 8 below (each, a “Permitted Action”). For the avoidance of doubt, it is understood and agreed that, in connection with any Permitted Action you may, to the extent required by law, regulation or legal process, publicly disclose Evaluation Material. You will cause Your Representatives to observe the terms of this letter agreement and you will be fully responsible and liable for any breach or threatened breach of this letter agreement by any of Your Representatives. You understand that the Company reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material.

2.               During the Standstill Period, you and Your Representatives will not, without the prior written consent of the Company, disclose to any person the fact that this letter agreement or the Evaluation Material exists or that the Evaluation Material has been requested or made available, that you are considering or have considered the Transaction or any other Transaction involving the Company or its assets, or that investigations, discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any of its assets, or any term, condition or other fact relating to the Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement. Notwithstanding the foregoing, nothing herein shall prohibit disclosures by you or Your Representatives of the foregoing if you or Your Representatives reasonably believe that such disclosure is required by law or a regulation of a governmental entity, securities exchange or similar authority by which you are bound (e.g., the requirements of Schedule 13D promulgated under the Exchange Act). The Company acknowledges that you intend to file a copy of this letter agreement on a Schedule 13D upon its execution and delivery. The term “person” as used herein shall be interpreted broadly to include, among others, any direct or indirect holder of any equity interests of the Company or you and any corporation, company, limited liability company, partnership, trust, association, joint venture, governmental or self regulatory agency or body, other entity, group or individual.

3.             In the event that you or any of Your Representatives are requested pursuant to, or required by, applicable law, regulation, or legal process to disclose any of the Evaluation Material or any Evaluation Material regarding a Transaction, other than in connection with a Permitted Action, you will not disclose any information until you first notify the

Company promptly so that we may seek at our expense a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement (and if we seek such an order, you will provide such reasonable cooperation as we shall reasonably request); thereafter, disclosure of information may occur only as allowed herein. In the event that no protective order or other remedy is obtained, or the Company waives compliance with the terms of this letter agreement, and you or any of Your Representatives are nonetheless legally compelled to disclose such Evaluation Material, you or Your Representatives, as the case may be, will furnish only that portion of the Evaluation Material that you or Your Representatives reasonably believe is legally required to be disclosed and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material.

Nothing herein shall be deemed to limit or restrict you from disclosing any information in any action or proceeding by you to enforce any rights that you may have against the Company hereunder; provided that you shall, to the extent reasonable and not prejudicial to your rights, cooperate with the Company to protect the confidentiality of such information, whether by means of a protective order, production under seal or otherwise.

4.            If either party hereto determines that it does not wish to proceed with the Transaction, then it shall promptly inform the other party of that decision, at which time you (if applicable) may publicly disclose that your are not longer pursuing or intend to pursue the Transaction with the Company. In such event, or at any time after the date hereof upon the written request of the Company, for any reason or for no reason, you agree that you will promptly (i) deliver to the Company or destroy (and verify to the Company in writing such destruction) all documents furnished to you and Your Representatives constituting Evaluation Material, without retaining any copy thereof and (ii) destroy (and verify to the Company in writing such destruction) all documents or computer files prepared by you or Your Representatives which constitute Evaluation Material, without retaining any copy thereof including, expunging or permanently erasing all Evaluation Material from any computer, word processor or other device containing such information; provided, however, that notwithstanding the foregoing, you and Your Representatives shall be permitted to retain one copy of any Evaluation Material, to the extent necessary to comply with applicable law, regulations, the rules of any self-regulatory organization, the rules of any national securities exchange, you or Your Representatives’ standard document retention policies or applicable professional standards; provided, further, that notwithstanding the return or destruction of Evaluation Material, you and Your Representatives will continue to be bound by your obligations of confidentiality hereunder respecting Evaluation Material, including without limitation, with respect to oral Information.

5.                   Although you understand that the Company has endeavored and will endeavor to include in the Evaluation Material information known to it which the Company believes to be relevant for the purpose of your investigation, you further understand that, except as may be contained in a definitive agreement in respect of the Transaction, neither the Company nor any of its advisors makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that, except as may be contained in a definitive agreement in respect of the Transaction, neither the Company nor any of the Company's Representatives shall have any liability to you or Your Representatives resulting from the use by any such person of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be contained in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6.                 You understand and agree that no contract or agreement providing for the Transaction shall be deemed to exist on the part of the Company unless and until a definitive written agreement between you and the Company (or any of its subsidiaries) has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the Transaction unless and until a definitive agreement has been executed. You also agree that unless and until a definitive agreement with respect to the Transaction has been executed and delivered, neither the Company nor any of the Company's Representatives shall have any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement or any other written or oral expression with respect to the Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein. You further understand that (i) the Company shall be free to conduct the process for the sale, merger, combination or any other transaction involving the Company or any of its subsidiaries, as the Company, in its sole discretion, shall determine (including, without limitation, auctioning any assets or equity of the Company or its subsidiaries, negotiating with any person and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such sale, merger, combination or other transaction may be changed at any time without notice to you or any other person, and (iii) you shall not have any claims whatsoever against the Company or any of the Company's Representatives, or any of their affiliates arising out of or relating to the sale, merger, combination or any other transaction involving the Company or any of its subsidiaries (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof).

7.            You acknowledge that the Company is an issuer with securities registered pursuant to the Exchange Act and that the disclosure of material nonpublic information regarding the Company or any of its subsidiaries by you or trading in the securities of the Company by you while in the possession of such information may, depending on the facts and circumstances, subject you to liability under certain securities laws.

8.            You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, during the Standstill Period, neither you nor any of Your Representatives (to the extent acting on your behalf) will (and neither you nor they will assist or encourage others to), directly or indirectly, unless and until you or they shall hereafter have been specifically invited in writing by the Company: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act of 1934, as amended (the “Exchange Act”) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof or any assets of the Company or any subsidiary thereof or any bank or other indebtedness, claims or other obligations of the Company or any direct or indirect rights or options to acquire such ownership; (ii) seek or propose to influence or control the management, Board of Directors or policies of the Company or to obtain representation on the Company’s Board of Directors, or make, or any way participate in, any “solicitation” of any “proxy” (as such terms are used in the Exchange Act) or consents with respect to any securities of the Company; (iii) make any public announcement with respect to, or submit on a public or non-public basis a proposal for, indication of interest in, inquiry regarding or offer of (with or without conditions) any merger, consolidation, business combination, acquisition, tender or exchange offer, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries or their securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings (whether written or oral) with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) seek or request permission, or participate in any effort, to do any of the foregoing to make or seek permission to make any public announcement with respect to any of the foregoing; or (vi) request the Company or any of our Representatives, directly or indirectly, to amend, waive, or terminate any provision of this paragraph. You and Your Representatives (on your behalf) also agree during such period not to make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. For purposes of this letter agreement, “Standstill Period” shall mean the period commencing on the date hereof and ending on the earliest of (a) if discussions are terminated by you, the later of (I) 5:00 pm EST on the thirtieth day after you inform the Company that you are terminating discussions pertaining to the Transaction and (II) sixty four days following the date hereof, (b) if discussions are terminated by the Company, 5:00 pm EST on the thirtieth day after the Company or a Company Representative informs you that the Company is terminating discussions pertaining to the Transaction, (c) the date that any third party initiates a tender or exchange offer for, or otherwise publicly proposes or agrees to acquire, any or all of the outstanding common stock or voting power of the Company, or (d) the Company publicly announces that it has entered into a definitive agreement to merge with a third party, sell assets representing 15% or more of its total assets to a third party, sell voting securities representing more than 15% of its total voting power to any third party or the Company enters into a definitive agreement to, or announces an intention to undertake or pursue, a recapitalization, any transaction that would be inconsistent with or interfere with a Transaction between the Company and you, a debt refinancing or a restructuring.

9.               You hereby agree to deal in relation to the Evaluation Material with only such persons as the Company may designate and agree not to approach any other officer or employee of the Company or any of the Company s subsidiaries or any of their affiliates in connection with your evaluation of the Transaction unless specifically authorized to do so by the Company. You agree that all communications regarding the Transaction, requests for additional information, facility tours or management meetings and discussions or questions regarding procedures with respect to the Transaction will be submitted or directed to such designated persons. In addition, you agree not to contact any person doing business with the Company or its assets concerning its business relationship with the Company or its assets without the prior consent of the Company by email or in writing.

10.             This letter agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties with respect to the subject matter hereof. No provision of this letter agreement can be waived or amended except with the written consent of the Company which consent shall specifically refer to such provision and explicitly make such waiver or amendment. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. It is understood and agreed that if it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision of this letter agreement is invalid, illegal or unenforceable in any respect under any applicable law, the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect.

11.              It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of Your Representatives and that the Company shall be entitled to seek equitable relief, including by way of injunction or specific performance, as a remedy for any actual or threatened breach of this letter agreement, which remedy shall be in addition to all other remedies available at law or equity. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company's seeking or obtaining such relief.

12.          Except as contemplated by a definitive agreement, in consideration of your receiving the Evaluation Material, you agree that neither you nor any of your subsidiaries or affiliates will, for a period of 12 months commencing on the date hereof, directly or indirectly, solicit for employment or hire any executive officers of the Company or any of its subsidiaries, without obtaining the prior written consent of the Company; provided that nothing in this paragraph shall prohibit you from soliciting or hiring any executive officer of the Company or any of its subsidiaries that (x) is responding to a job opportunity advertisement directed to the general public rather than targeting any Company or subsidiary employee or (y) who has been terminated by the Company or its subsidiaries prior-to commencement of employment discussions between you and such officer or employee, provided such hiring is consistent with such executive officer's contractual obligations to the Company.

13.               This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any laws of that state that would make such choice of laws ineffective. You hereby (a) submit to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to all actions and proceedings arising out of or relating to this letter agreement, (b) agree that all claims with respect to any such action or proceeding may be heard and determined in such New York State or Federal court, (c) waive the defense of an inconvenient forum, (d) consent to service of process upon you by mailing or delivering such service to you and (e) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.           This letter agreement shall terminate on the second anniversary of the date of this letter agreement; provided, however, that the Company's rights under this letter agreement with respect to any breach by you or Your Representatives occurring on or prior to the date of such termination shall, subject to the applicable statute of limitations, survive such termination; provided, further, that nothing in this letter agreement shall limit the protection offered to trade secrets under applicable law.

This letter agreement maybe executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one and the same instrument.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

SPECTRUM BRANDS, INC.

By: /s/ Kent J. Hussey__________

Name: Kent J. Hussey

Title: Chief Executive Officer

Confirmed and Agreed to

this 26 day of February, 2008

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:   Harbinger Capital Partners Offshore Manager, L.L.C.

By:   HMC Investors, L.L.C., Managing Member

By: /s/ Philip A. Falcone______

Name: Philip A. Falcone

Title: Managing Director

8